July 3, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GreenMo Inc.

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement of our report dated May 3, 2017, relating to our audit of the balance sheet of GreenMo Inc. as of September 30, 2016 and 2015 and the related statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2016 and for the period October 15, 2014 (Inception) to September 30, 2015.

We also consent to the reference to us under the caption “Experts” in this prospective.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, Minnesota

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